EXHIBIT 23.7

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 23, 1998, except for Note 10 for which the date is April 17, 1998, with respect to the consolidated financial statements of Fullerton Industries, Inc., in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-49823) and related Prospectus of Metals USA, Inc. for the registration of $200 million of Metals USA, Inc.'s 8 5/8% Senior Subordinated Notes due 2008.

                                                         Ernst & Young LLP

Chicago, Illinois
July 2, 1998